CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 10th day of June, 2010 (the “Effective Date”), by and between Skinny Nutritional Corp. (the “Company”), and Ronald D. Wilson (the “Consultant”).

Background

The Company is engaged, among other things, in the business of developing, bottling and distributing beverages strictly limited to, for the purpose of this definition, low-calorie or no-calorie enhanced waters, waters, juices, teas, shakes, smoothies, and coffees (collectively, the “Business”).  The Consultant has served as the Chief Executive Officer and President of the Company since December 2008.

NOW, THEREFORE, the parties, for and in consideration of the foregoing and of the covenants and agreements set forth below, intending to be legally bound, contract and agree as follows:

Provisions

1.           Engagement.  The Company hereby engages the Consultant in connection with the conduct of its Business, including all extensions thereof, during the Term (as defined herein), and the Consultant accepts such engagement, on the terms and conditions provided herein (the “Engagement”).

2.           Term.  This Agreement and the Engagement shall be for a term commencing on the Effective Date and expiring December 31, 2010, unless earlier terminated as hereinafter provided (the “Term”).

3.           Duties and Performance.  Commencing upon his resignation as chief executive officer of the Company, the Consultant covenants and agrees to provide independent professional consultative advice to the Company on an as-requested basis concerning the acquisition by the Company of significant distribution accounts, as agreed upon by the Consultant and the Chief Executive Officer of the Company and subject to the direction of the Chief Executive Officer of the Company (the “Consulting Services”). Consultant shall use his best efforts and shall devote such time and effort to the performance of his duties hereunder as is reasonably necessary for such performance. Subject to the terms set forth below, Consultant shall furnish to the Company advice and recommendations with respect to such aspects of the Business of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. Consultant shall deliver services at Consultant’s place of business, the Company’s place of business, or at various other sites as required and mutually and reasonably agreeable to the Company and the Consultant. The Consultant shall document and provide to the Company in writing, upon the Company’s request, a description of the Consulting Services performed each month, and the number of hours devoted thereto. The Company recognizes that the Consultant shall not work exclusively for the Company and agrees that the Consultant may continue his own research and development for businesses unrelated to the Business.

4.           Compensation.

(a)           As full compensation for the Consulting Services, the Company hereby agrees to pay to the Consultant the amount of $12,500 per each thirty day period during the Term (the “Consulting Fee”). The Consulting Fee shall be paid in accordance with the Company’s pay periods for its executive officers. The Company also shall reimburse the Consultant for his reasonable out-of-pocket ordinary business expenses and business travel expenses, which are incurred as a result of performing the Consulting Services, as long as the Consultant has obtained prior written authorization from the Company for those expenses before they are incurred. Such reimbursement shall cumulate and be paid on a monthly basis.

(b)          In addition, the Consultant shall be eligible to receive certain equity compensation awards in the form of restricted shares of common stock as follows:

(i)           an aggregate of 750,000 shares of restricted stock shall be deemed earned and awarded as of the Effective Date;

(ii)          a maximum of 500,000 shares of restricted stock shall be granted upon the Company achieving certain performance targets under currently existing distribution arrangements, to be determined by mutual agreement between the Company and Consultant; provided such events occur prior to June 30, 2011; and

(iii)         an aggregate of 250,000 shares of restricted stock may be granted upon the Company’s execution of a distribution agreement with each of three beverage distributors prior to June 30, 2011, as identified and agreed upon by the Consultant and Chief Executive Officer of the Company (for a potential maximum of 750,000 restricted shares issuable pursuant to this Section 4(b)(iii)).

(c)          Consultant acknowledges and agrees that the compensation paid to him in accordance with this paragraph 4 shall be in lieu of all compensation to which he is entitled pursuant to that certain Employment Agreement entered into between Consultant and Company dated as of December 1, 2008.

5.           Authority.  The Consultant shall not have the power to bind the Company and in the performance of the Consulting Services, Consultant shall not represent himself as an officer of, or use the title of any officer of, the Company.

6.           Non-Disclosure of Confidential Information.  Consultant agrees that the provisions of Section 2 of that certain Confidentiality, Non-Solicitation and Assignment Agreement dated as of December 1, 2008 (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with the provisions thereof. Consultant further acknowledges and agrees that any non-public and/or proprietary information of the Company and/or its customers disclosed to or prepared by Consultant during Consultant’s engagement hereunder remains confidential and may not be used and/or disclosed by Consultant hereafter without the prior written consent of the Company. Such information includes, without limitation, information concerning products and services developed and under development, pending or completed Company regulatory matters (internal or external), litigations, arbitrations, internal investigations or reviews, internal compliance memoranda and reviews.

7.           Intellectual Property.  Consultant agrees and acknowledges that the Company shall own and retain all right, title and interest in and to all of the information of the Company which is considered to be confidential information in accordance with Section 2 of the Confidentiality Agreement (such information may be referred to in this Agreement, as “Confidential Information”) and all derivatives thereof and all intellectual property rights therein or thereto. Nothing contained herein shall be construed so as to grant the Consultant any ownership or other rights in and to the intellectual property of the Company except as expressly stated herein. No license is granted by Company to the Confidential Information or to any intellectual property right therein except for the limited purpose of enabling the Consultant to perform the Consulting Services pursuant to this Agreement. In consideration of this Engagement and free of any additional obligations of the Company to make additional payment to Consultant, Consultant agrees to promptly disclose and irrevocably assign to the Company any and all deliverables, inventions, improvements, manuscripts, documentation, formulas, processes or other deliverables and all intellectual property rights therein, relating to the present or future business of the Company that are developed, conceived or reduced to practice by Consultant, either alone or jointly with others, (i) during or as a result of performance of this Agreement or any work performed for the Company; (ii) using the Company’s facilities, equipment or proprietary or Confidential Information; or (iii) relating to the business of the Company or the Company’s demonstrably anticipated research or development (all of the foregoing “Intellectual Property”). Consultant agrees that all such Intellectual Property, including without limitation all patents, copyrights, trademarks, and trade secrets, is irrevocably assigned to and shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire and that the Company will be considered the author thereof.  If it is determined that any Intellectual Property is not work made for hire, Consultant hereby irrevocably assigns to Company Consultant’s entire right, title, and interest  in and to such Intellectual Property and all intellectual property rights therein, including patents, copyrights and trade secrets, and other proprietary rights of Consultant, that Consultant now has or may hereafter acquire. Intellectual Property, for the purposes of this section, shall also include, without limitation, data, reports, correspondence, specifications, technical notes, flow charts, documentation, blueprints, sketches, equipment, software (source and object code) and all copies thereof, and any other work product developed, prepared or created by Consultant. No rights thereto are reserved by Consultant.  The Consultant has made and will make full and prompt disclosure to the Company of all Intellectual Property and, at the Company’s request and expense (but without additional compensation to the Consultant), will at any time and from time to time during and after the Consultant’s affiliation with the Company execute and deliver to the Company such applications, assignments, and other papers and take such other actions (including, but not limited to, testifying in any legal proceedings) as the Company, in its sole discretion, considers necessary to vest, perfect, defend, or maintain the Company’s rights in and to such Intellectual Property.

8.           Indemnification.  (a)   Consultant agrees to indemnify and hold harmless the Company, its employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Company is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Consultant’s gross negligence, willful misconduct or unauthorized acts.  Consultant’s obligation to indemnify the other party shall be conditioned on the following: (a) the Company shall notify the other party in writing as soon as practicable after its receipt of a claim and (b) Consultant shall control of the defense and all related settlement negotiations, provided, however, that any settlement be made with the consent of the Company and such settlement include as an unconditional term thereof the giving by the claimant of an unconditional release from all liability in favor of the Company.

(b)           Company agrees to indemnify and hold harmless the Consultant from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigation, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Consultant is a party), as and when incurred to the greater of the fullest extent of the law and the fullest extent of Company’s by-laws or other policies concerning indemnification as if Consultant was an employee of Company.  Company’s obligation to indemnify Consultant shall be conditioned on the following:  (a) the Consultant shall notify Company in writing as soon as practicable after its receipt of a claim and (b) Company shall control the defense and all related settlement negotiations, provided, however, that any settlement be made with the consent of the Consultant and such settlement include as an unconditional term thereof the giving by the claimant of an unconditional release from all liability in favor of the Consultant.

9.           Representations and Warranties. Consultant hereby represents and warrants to the Company, in good faith, as follows that:

(a)           it owns or has the right to provide any confidential information in connection with providing services hereunder and the use of any Intellectual Property, or any part thereof, furnished under this Agreement, to the best of its knowledge, will not infringe any patent, copyright, trade secret, trademark or other proprietary right of a third party;

(b)           it is not currently bound by any other consultant agreement, restriction, or obligation, and will not assume any such obligation or restriction, which does or would in any way interfere or be inconsistent with the Consulting Services to be furnished hereunder;

(c)           it will provide the Consulting Services in accordance with all applicable laws and regulations and with care, skill and diligence, in accordance with the applicable professional standards currently recognized by such profession; and

(d)          it has full right, power, and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and that its execution, delivery, and performance of this Agreement does not and will not conflict with, violate, or result in a breach of any other agreement, judgment, order, stipulation, or decree by which it is bound.

10.         Covenants.    Consultant shall coordinate his activities with the Company and report to the Chief Executive Officer of the Company.  All activities of Consultant shall require the prior written consent of the Chief Executive Officer of the Company.   During the term hereof, neither Consultant nor any affiliate, partner, employee, agent or representative of Consultant, shall render the same or similar services to any business, entity or person engaged in any business which is the same as or similar to or competitive with, the businesses of the Company or its subsidiaries.

11.         Termination.  The Company has the right to terminate this Agreement and the Engagement (i) immediately upon written notice upon the death or disability of the Consultant; (ii) immediately upon any breach by Consultant of its obligations under Section 6 or 7 of this Agreement; or (iii) upon thirty (30) days’ written notice to the Consultant as a result of a breach by the Consultant of any provision of this Agreement, and the Consultant fails to cure such breach within such thirty (30) day period to the extent curable. This Agreement may only be renewed or extended upon the written consent of both parties to this Agreement. Sections 6, 7, 8, 9, 10, 11 and 18 and any other provision of this Agreement that expressly contemplates ongoing obligations or rights of a party shall survive the expiration or termination of this Agreement under all circumstances. Upon the expiration or termination of this Agreement: (A) Consultant shall (x) fully cooperate with the Company in all matters relating to the winding up of the Consultant’s services and the orderly transfer of such matters to any person designated by the Company and (y) deliver to Company any deliverables created up to the date of termination and Company shall have all right, title and interest thereto; and (B) the Company shall pay to Consultant any amounts accrued prior to such termination or expiration which have not been paid.  In addition, upon the expiration or termination of this Agreement or at any other time, upon request of the Company, the Consultant shall (i) promptly deliver to the Company all Confidential Information and any correspondence, memoranda, notes, records, reports, plans, product and other designs and compositions, studies, price lists, customer lists and information, customer contracts, financial statements, catalogs, programs, disks, tapes, other papers, as well as any medium on or by which information is stored, received, or made by the Consultant in connection with the Consultant’s affiliation with the Company, in the Consultant’s possession or control, regardless of whether or not such information is Confidential Information and (ii) shall delete or erase (and certify to such action) all copies of Confidential Information stored on any electronic media in Consultant’s possession or control.

12.           Notices.  Any notices hereunder shall be sent to the Company and to Consultant at their respective addresses set forth below.  Any notice shall be given by certified mail, return receipt requested, postage prepaid, overnight courier or personal delivery.  Notices shall be deemed to have been given when deposited in the United States mail or delivered to a nationally-recognized courier service.  Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

The Company: Skinny Nutritional Corp. Three Bala Plaza East, Suite 101 Bala Cynwyd, PA 19004 Telephone: (610) 784-2000 Fax: (610) 784-7700	The Consultant: Ronald D. Wilson

13.           Severability; Specific Performance. If any portion of this Agreement shall be determined to be invalid, illegal, or unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. Consultant acknowledges and agrees that any breach of this Agreement will result in irreparable injury to the Company, that monetary damages will be an inadequate remedy of such breach, and that, accordingly, in addition to any other remedy that the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement and to seek both permanent and temporary injunctive relief in the event of any breach of this Agreement or threat thereof. Consultant expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Company.

14.           Entire Agreement and Amendments.  This Agreement contains the entire agreement between the parties, may not be altered or modified except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof. Notwithstanding the foregoing, however, nothing in this Agreement shall supersede or modify any term or provision of (i) the Confidentiality Agreement or (ii) that certain Separation Agreement and Release between the Consultant and Company, dated as of the Effective Date, and the parties hereto agree that this Agreement is being entered into in accordance with Section 2 of the Separation Agreement and Release.

15.           Assignment.  This Agreement shall not be assignable by the Consultant. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, and assigns.

16.           Counterparts.  This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

17.           Waiver.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of complete compliance with the representations, warranties, covenants, and agreements contained herein. No waiver shall be binding unless in writing and signed by the party making the waiver.  A waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  Either party may waive or modify performance of any act which is intended solely for their benefit as long as the party for whom such act is intended to benefit consents to such waiver or modification in writing.

18.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to its conflicts of laws principles).  Any lawsuit arising from or related to this Agreement shall be brought exclusively before the United State District Court for the Eastern District of Pennsylvania, and each party hereby consents to the jurisdiction of any such courts.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

Consultant: Ronald D. Wilson		Skinny Nutritional Corp.

By:	/s/ Ronald D. Wilson	By:	/s/ Donald J. McDonald
Name: Ronald D. Wilson		Name: Donald J. McDonald
Title: Chief Financial Officer